Notice of Grant of Award
and Award Agreement
(this “Agreement”)

Commerce Bancshares, Inc.
ID: 43-0889454
1000 Walnut St.
Kansas City, MO 64106

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

[ Participant Name ]
[ Employee ID ]
[ Participant ID ]

Award Number: [ ###### ]

Effective [ Grant Date ] (the "Grant Date"), you (“Grantee”) have been granted [ Number of Units Granted ] Restricted Stock Units pursuant to the Commerce Bancshares, Inc. (the “Company”) Equity Incentive Plan, as amended and restated effective April 19, 2023 (the “Plan”). Each Restricted Stock Unit represents the right to receive one Share of Common Stock upon the conclusion of the period beginning on the Grant Date and ending on the Vesting Date (as defined below) (the “Period of Restriction”). and the satisfaction of the Performance Metrics described in Exhibit A attached hereto during the Performance Period (as such terms are defined in Exhibit A). The terms and conditions of your grant (the “Award”) are discussed below.

Subject to the Additional Terms and Conditions below, the Award shall become vested, and the restrictions thereon shall lapse according to the following schedule, subject to Grantee’s continued service with the Company through the Vesting Date:

Vesting Date:	Vesting Percentage:
Prior to the 3rd anniversary of the Grant Date	0%
3rd anniversary of the Grant Date (the “Vesting Date”)	Percentage will be determined based on satisfaction of the Performance Metrics set forth in Exhibit A during the Performance Period.

ADDITIONAL TERMS AND CONDITIONS

1.Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

2.Sale or Transfer Restrictions; Rights as Shareholder. The Restricted Stock Units shall be held by Grantee without the rights of sale or transfer, and subject to forfeiture as provided in Paragraph 4, until vested. The Grantee shall not have any rights of a shareholder with respect to the Shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such Shares of Common Stock. Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the Shares of Common Stock underlying the Restricted Stock Units and shall be entitled to all rights of a shareholder of the Company (including voting rights).

3.Settlement of Restricted Stock Units/Distribution of Dividend Equivalents. Within 60 days following the Vesting Date, or Grantee’s death or Disability as provided under Paragraph 4 below, the Company shall: (a) issue and deliver to the Grantee the number of Shares of Common Stock equal to the number of performance-adjusted vested Restricted Stock Units, adjusted for stock dividend equivalents as provided under Paragraph 9 below; (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the Shares of Common Stock delivered to the Grantee; and (c) make a cash payment for cash dividend equivalents attributable to such Shares of Common Stock as provided under Paragraph 9 below.

4.Forfeiture.

a.Termination of Service. In the event Grantee incurs a Termination of Service for any reason other than death, Disability, or Retirement prior to the Vesting Date, Grantee’s non-vested Restricted Stock Units (and all stock and cash dividend equivalents related thereto) shall be immediately forfeited by Grantee and no Shares of Common Stock shall be issued to the Grantee with respect to such forfeited Restricted Stock Units. The Committee shall determine the effect of an approved leave of absence and all questions related to "continuous service" hereunder.

b.Death or Disability. In the event Grantee incurs a Termination of Service due to death or Disability, Grantee shall become vested in that part of the Award (assuming performance at target) which equals the portion of the Period of Restriction (measured in full and partial months) completed before the date of death or Disability and the remainder of the Award shall be forfeited.

c.Retirement. If Grantee incurs a Termination of Service due to Retirement and if the Grantee complies with the restrictions on post-retirement competition set forth below, then on the Vesting Date Grantee shall retain that part of the performance-adjusted Award which equals the portion of the Period of Restriction (measured in full and partial months) completed before the date of Retirement and shall have the opportunity to vest in such retained portion of the Award on the same terms and conditions as if Grantee had remained employed through the Vesting Date. The non-retained portion of Grantee’s Award shall be forfeited upon Retirement. In the event of Grantee’s death or Disability after the date of Grantee's Retirement but prior to the Vesting Date, Grantee will immediately vest in the portion that Grantee would otherwise receive under Paragraph 4b.

Grantee agrees that for the period beginning on the date of Grantee's Retirement and ending on the Vesting Date, Grantee will not directly or indirectly compete with the Company or a Subsidiary, become employed as an agent, consultant, employee, officer, or director of (i) a commercial bank, savings and loan association, savings bank, trust company, investment banking firm, stock brokerage company, financial services company, or insurance company with an office located within thirty five (35) miles of any facility of the Company or a Subsidiary of the Company located in the Standard Metropolitan Statistical Area in which the Grantee’s office was located at the time of the Retirement (the “Defined Area”), or (ii) a bank holding company (as defined in the Bank Holding Company Act, 12 U.S.C. Section 1841) or other company which is in the business of lending money which has an office, or a subsidiary with an office, located in the Defined Area.

5.Non-Solicitation Agreement. As a condition precedent to and in consideration of this Award, Grantee agrees to the non-solicitation provisions under this Paragraph 5. For purposes of this provision, the term “Company” includes the Company and all of Company’s direct and indirect Subsidiaries and affiliates.

a.Acknowledgments. Grantee acknowledges that the Company's relationships with its respective customers, clients, employees, and other business associations are among the Company’s most important assets, and that developing, maintaining and continuing these relationships is one of the Company's highest priorities. Grantee further understands that Grantee will be relied upon to develop and maintain the goodwill of these relationships on behalf of Company throughout the course of the employment or service relationship.

b.Non-Solicitation of Employees. Grantee agrees that during the term of service, and for a period of twelve (12) months following Termination of Service, regardless of whether Grantee resigns voluntarily or is terminated by Company, Grantee will not nor will Grantee assist others to recruit, solicit, or induce, or attempt to induce, any employees of Company to terminate their employment or otherwise cease a relationship with Company.

c.Non-Solicitation of Business and Customers. Grantee agrees that during the term of service, and for a period of twelve (12) months following Termination of Service, regardless of whether Grantee resigns voluntarily or is terminated by Company, Grantee will not solicit, divert, reduce, or modify, either directly or indirectly, or disadvantage the Company’s business or patronage of any of the clients, customers, prospective customers, or accounts of Company as of the date of the Termination of Service or those clients, customers or accounts that:

i.Grantee was assigned at any time during the course of employment or service with Company;

ii.Grantee called on or solicited during the course of employment or service with Company;

iii.Grantee serviced or assisted others in servicing during the course of employment or service with Company; or

iv.Grantee had access to Confidential Information during the course of employment or service with Company.

Further, Grantee will not attempt or assist others to do the same. “Assisted others in servicing” includes directing the servicing or solicitation and/or participation in the management decisions relating to the client, customer, prospect or account.

d.Legal and Equitable Relief. The restrictions contained in this Paragraph 5 are necessary for the protection of the legitimate business interests and goodwill of Company, and are considered by Grantee to be reasonable for such purposes. Grantee agrees that any breach of this Paragraph 5 will cause Company substantial and irrevocable damage. In the event of any such breach, in addition to such other remedies that may be available, including the recovery of damages from Grantee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Paragraph 5.

e.Severability. The terms and provisions of this Paragraph 5 are severable in whole or in part, and if, notwithstanding the judicial modification provision below, any term or provision of this Agreement should be deemed invalid, illegal or unenforceable, the remaining terms and provisions shall remain in full force and effect.

f.Judicial Modification. Company and Grantee have attempted to limit Grantee’s activity only to the extent permitted by applicable law and necessary to protect Company from unfair competition. If a Court of competent jurisdiction determines the restrictions contained in this Paragraph 5 and its subparts are too long in duration or too broad in scope to be reasonable and enforceable, then the parties irrevocably request the Court to amend such provision only so much as shall be necessary for the restrictions contained herein to be enforceable.

g.Change in Control. In the event there shall be a Change in Control, the provisions of this Paragraph 5 shall become null and void.

h.Disclosure of Agreement. In the event that Grantee shall seek or obtain employment with any other person, firm or entity, Grantee acknowledges and consents that this Agreement may be disclosed by Company, without risk of liability, to such current or prospective employer of Grantee.

i.Survival. The obligations contained in this Agreement survive the termination, for any reason whatsoever, of Grantee's service with Company.

j.Tolling. To the extent permitted by applicable law, in the event of any violation of the restrictive covenants set forth in this Paragraph 5, Grantee acknowledges and agrees that the restricted period in this Paragraph 5 shall be extended by one day for each day that Grantee is in violation of such covenants, up to a maximum extension equal to the length of the restricted period, so as to give the Company the full benefit of the bargained-for length of forbearance.

6.Prohibition of Certain Securities Transactions. As a further condition upon Grantee’s acceptance of the Award described in this Agreement, Grantee agrees to refrain from engaging in short sales or hedging activities on the Company’s securities, including purchases or sales of puts or calls, collars or other derivative securities designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of the Company’s securities.

7.Shares of Record. No certificate or certificates evidencing the Shares of Common Stock underlying the Award of Restricted Stock Units will be issued in the name of Grantee until such time as the restrictions on the Award shall lapse.

8.Voting Rights of Shares. Grantee shall have no voting rights with respect to the Restricted Stock Units subject to this Award until Grantee becomes the record owner of the Shares of Common Stock underlying the Restricted Stock Units.

9.Dividend Equivalents. Grantee shall be credited with stock and cash dividend equivalents for each performance-adjusted Share of Common Stock received by the Grantee under this Agreement, in an amount equal to the stock and cash dividends Grantee would have received had such performance-adjusted Shares of Common Stock been issued to Grantee on the Grant Date. Stock dividend equivalents will be settled in Shares of Common Stock (rounded down to the nearest whole share) and cash dividend equivalents will be settled in cash at the same time Grant’s underlying Restricted Stock Units are settled.

10.Taxes. Grantee will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the granting of the Shares of Restricted Stock Units or the settlement of thereof, and Grantee authorizes the Company or any Subsidiary to make any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith. Grantee may satisfy the withholding requirements by electing to have the Company withhold Shares having a value equal to the amount required to be withheld with such value based on the last sale price of the Common Stock reported by NASDAQ on the date the amount of tax to be withheld is to be determined.

11.Beneficiary. Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation thereof with the Secretary of the Company. No such designation shall be effective unless received prior to the death of Grantee. In the absence of such designation or if the beneficiary so designated shall not survive Grantee, the Shares shall be transferred to the estate of Grantee.

12.Changes in Circumstances. It is expressly understood and agreed that Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Shares of Common Stock underlying the Award after the date hereof.

13.Change in Control. Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control, the Restricted Stock Units shall vest in an amount equal to the greater of: (A) one-hundred percent (100%) of the Restricted Stock Units granted pursuant to this Agreement and set forth above; or (B) the percentage of the Restricted Stock Units determined based on the satisfaction of the Performance Metrics through the fiscal year immediately preceding the fiscal year in which the Change in Control occurs, to the extent such units were not forfeited prior to the Change in Control.

14.Committee Authority. Any questions concerning the interpretation of this Agreement or the Plan, and any controversy which arises under this Agreement or the Plan shall be settled by the Committee in its sole discretion. All determinations and decisions of the Committee, including the extent to which the Performance Metrics have been satisfied, shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

15.Plan Controls. The terms of this Agreement are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Grantee may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the Company and Grantee specify their respective addresses as shown above.

17.Information Confidential. As partial consideration for the granting of this Award, Grantee agrees that Grantee will keep confidential all information and knowledge that Grantee has relating to the manner and amount of Grantee's participation in the Plan, provided, however, that such information may be disclosed as required by law and may be given in confidence to Grantee's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

18.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

By your signature and the Company's signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement. You further consent to receive a copy of the Plan and all related disclosure documents through Fidelity’s website at https://netbenefits.fidelity.com.

By: CEO, Commerce Bancshares, Inc.
Date: [ Grant Date ]

Grantee: [ Participant Name ]
Date: [ Acceptance Date ]

Exhibit A

PERFORMANCE VESTING CONDITIONS

The number of Restricted Stock Units that vest upon the Vesting Date shall be based upon attainment of the performance criteria set forth below (the “Performance Metrics”) measured over the performance cycle commencing January 1, [ ____ ] and ending December 31, [ ____ ] (the “Performance Period”), except as otherwise noted.

The percentage earned for each Performance Metric shall be based on the table below, with results interpolated on a linear basis for performance achieved between Threshold and Target or between Target and Maximum. No portion shall be earned for results below Threshold.

	Threshold	Target	Maximum
3-Year Average Percentage Rank	[ __ ] percentile	[ __ ] percentile	[ __ ] percentile
Earned Percentage	[ __ ]%	[ __ ]%	200%

Performance Metrics: Subject to the TSR Modifier described below, 50% of the Restricted Stock Units will be earned based on the Company’s Adjusted ROAE and 50% will be earned based on the Company’s EPS Growth compared to the Company’s compensation peer group measured over the Performance Period.

“Adjusted ROAE” means the three-year average of the Company’s annual Return on Average Equity (excluding the impact of Accumulated Other Comprehensive Income), as such items are reported on the books and records of the Company and the compensation peer group.

“EPS Growth” means the total relative growth in adjusted diluted earnings per share. EPS Growth will be determined based on the three-year average of the annual earnings per share reported by the Company and the compensation peer group. If diluted earnings per share growth cannot be calculated for a company in the compensation peer group for a given year due to a negative diluted earnings per share result in the prior year, the Committee will not calculate diluted EPS Growth for the year for the company, but such company will remain included in the compensation peer group for other years in the Performance Period for purposes of determining the Company’s percentile ranking. The adjustment for diluted earnings per share from GAAP diluted earnings per share excludes (a) the effect of changes in tax laws, accounting principles, or other legislation, regulation, or provisions affecting reported results; (b) any reorganization and restructuring programs; (c) acquisitions, divestitures and related gains and expenses; and (d) extraordinary events as determined by the Committee.

Adjustment for Total Shareholder Return (TSR): The number of Restricted Stock Units that vest based on the achievement of the above Performance Metrics shall be subject to further adjustment based on the Company’s Relative TSR over the Period of Restriction, as compared to the Company’s compensation peer group (the “TSR Modifier”) per the table below. The TSR Modifier will be interpolated through linear interpolation for results between Threshold and Target or between Target and Maximum.

	Threshold	Target	Maximum
3-Year Relative TSR	[ __ ] percentile	[ __ ] percentile	[ __ ] percentile
TSR Modifier	20% reduction	No adjustment	20% increase

The number of Restricted Stock Units that are earned based on the Performance Metrics shall be multiplied by a percentage adjustment based on the Company’s Relative TSR percentile rank, as set forth herein. In no event shall the number of Restricted Stock Units adjusted pursuant to the application of the TSR Modifier—whether by increase or decrease—exceed 20% of the Restricted Stock Units that would otherwise vest without regard to the TSR Modifier.

If the Company’s TSR at the end of the Period of Restriction is negative, then no positive TSR adjustment shall be made, regardless of how the Company’s TSR compares to the compensation peer group. A 20-day averaging period at the beginning and end of the Period of Restriction will also be used to help mitigate the impact of share price volatility, event-driven distortions, and sensitivity to a single day’s trading.

“Relative TSR” means the percentile ranking of the Company with the constituents of the compensation peer group with respect to Total Shareholder Return (TSR), which is (Ending Stock Price – Beginning Stock Price + Cash Dividends Paid) / Beginning Stock Price), adjusted for any stock dividends during the Period of Restriction, where:

“Beginning Stock Price” means the daily average closing price of one share of common stock for the 20 trading days prior to the first day of the Period of Restriction;

“Ending Stock Price” means the daily average closing price of one share of common stock for the 20 trading day prior to and including the last day of the Period of Restriction; and

“Cash Dividends” means the total of all cash dividends paid on one share of common stock during the Period of Restriction, assumed to be reinvested in additional shares of common stock on the ex-dividend date.

Peer Group Comparisons:

The following rules shall apply for purposes of compensation peer group comparisons:
i.Peer calculations will be determined utilizing (1) the financial data contained in each company’s Form 10-K filing (or 10-Q filing) or (2) such other financial data and calculation methodology as the Committee shall reasonably determine applied consistently among the Company and the compensation peer group companies.

ii.The Committee will retain discretion to make adjustments to the EPS Growth when a peer (or the Company) moves from a negative earnings per share to positive earnings per share.

iii.If a member of the compensation peer group is acquired by another company then the acquired compensation peer group company will be removed from the compensation peer group for all purposes and all measurement periods.

iv.If a member of the compensation peer group sells, spins-off, or disposes of a portion of its business, then such compensation peer group company will remain in the compensation peer group unless such disposition(s) results in the disposition of more than 50% of such company’s total assets, in which case it will be removed from the compensation peer group for all purposes and all measurement periods.

v.If a member of the compensation peer group acquires another company, the acquiring compensation peer group company will remain in the compensation peer group for all purposes and all measurement periods.

vi.If a member of the compensation peer group is delisted on all major stock exchanges, such delisted company will be removed from the compensation peer group for all purposes and all measurement periods.

vii.To the extent that the Company and/or any member of the compensation peer group splits its stock or declares a distribution of shares, such company’s total shareholder return performance will be appropriately adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other compensation peer group companies.

viii.Members of the compensation peer group that cease to exist due to receivership or file for bankruptcy, liquidation or reorganization will remain in the compensation peer group and all measurement periods and with an assumed total shareholder return of negative 100%.

Compensation Peer Group:

For purposes of this Agreement, the Company’s compensation peer group shall consist of the following companies as of the Grant Date:

[ CURRENT YEAR COMPENSATION PEER GROUP AS DISCLOSED IN THE COMPANY’S ANNUAL PROXY STATEMENT ]